UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*




                               Mego Mortgage Corp.
            ------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            ------------------------------------------------------
                         (Title of Class of Securities)

                                    585165103
            ------------------------------------------------------
                                 (CUSIP Number)


                                November 30, 1998
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     | x |      Rule 13d-1(b)

     |   |      Rule 13d-1(c)

     |   |      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 10 Pages

CUSIP NO. 585165103                 13G/A                  PAGE  2  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Friedman, Billings, Ramsey Group, Inc.
     54-1837743


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Virginia


                    5    SOLE VOTING POWER
                         9,742,448**



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               9,742,448**
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     9,742,448**



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.88%**


12   TYPE OF REPORTING PERSON*

     HC


                      *SEE INSTRUCTION BEFORE FILLING OUT!

** See Item No. 4.

CUSIP NO. 585165103                 13G/A                  PAGE  3  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Orkney Holdings, Inc.
     51-0381410


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware


                    5    SOLE VOTING POWER
                         5,868,973



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               3,873,475
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               5,868,973
     WITH


                    8    SHARED DISPOSITIVE POWER
                         3,873,475



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     9,742,448**



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.88%**


12   TYPE OF REPORTING PERSON*

     CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

** See Item No. 4.

CUSIP NO. 585165103                   13G/A                PAGE  4  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Eric F. Billings


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES               9,742,448**
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         9,742,448**



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     9,742,448**



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.88%**


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

**See Item No. 4.

CUSIP NO. 585165103                 13G/A               PAGE  5  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Emanuel J. Friedman


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         6,666,667



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               9,742,448**
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               6,666,667
     WITH


                    8    SHARED DISPOSITIVE POWER
                         9,742,448**


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     16,409,115**



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     46.95%**


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

**See Item No. 4.

CUSIP NO.585165103                  13G/A               PAGE 6  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     W. Russell Ramsey


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         0



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               9,742,448**
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         9,742,448**



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     9,742,448**



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.88%**


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

**See Item No. 4.

Item 1.    (a).    Name of Issuer: Mego Mortgage Corp.



           (b).    Address of Issuer's Principal Executive Offices:

                   1000 Parkwood Circle
                   Suite 500
                   Atlanta, Georgia 30339



Item 2.    (a).    Name of Person Filing:

                     Friedman, Billings, Ramsey Group, Inc.




           (b).    Address of Principal Business Office or, if none, Residence:

                   1001 19th Street North Arlington, VA 22209-1710



                               Page 7 of 10 Pages

Item 2.    (c).    Citizenship: Virginia


           (d).    Title of Class of Securities: Common Stock


           (e).    CUSIP Number: 585165103


Item               3.  If  this   statement   is  filed   pursuant  to  sections
                   240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a)     [ ] Broker or dealer registered under section 15 of
                               the Act (15 U.S.C. 78o);
                   (b)     [ ] Bank as defined in section 3(a)(6) of the
                               Act (15 U.S.C. 78c);
                   (c)         [ ]  Insurance  company  as  defined  in  section
                               3(a)(19) of the Act (15 U.S.C. 78c.);
                   (d)         [ ] Investment company registered under section 8
                               of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
                   (e)         [ ] An  investment  adviser  in  accordance  with
                               section 240.13d-1(b)(1)(ii)(E);
                   (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii) (F);
                   (g) [X] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
                   (h)     [ ] A savings associations as defined in
                               section 3(b) of the Federal Deposit Insurance
                               Act (12 U.S.C. 1813);
                   (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                   (j)         [   ]   Group,   in   accordance   with   section
                               240.13d-1(b)(1) (ii)(J).



Item 4.            Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount beneficially owned: 9,742,448**


           (b).    Percent of class: 27.88%**


           (c).    Number of shares as to which the person has:

                   (i)      Sole power to vote or to direct the vote 9,742,448**

                   (ii) Shared power to vote or to direct the vote 0.

                   (iii)    Sole power to dispose or to direct the
                            disposition of                           9,742,448**

                   (iv)     Shared power to dispose or to direct the
                            disposition of                               0.


**This filing supercedes the Schedules 13G filed on July 22, 1998, August 10, 1998, and October 13, 1998 which inadvertently understated the number of shares beneficially owned. Pursuant to Rule 13d-3(d) the number of shares reported herein includes 4,383,332 shares issuable upon conversion of 6,575 shares of Series A Preferred Stock.

                               Page 8 of 10 Pages

Item 5.            Ownership of Five Percent or Less of a  Class:

                   Not Applicable.


Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:

                   FBR Ashton, L.P.
                   Orkney Holdings, Inc.

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                   Friedman Billings Ramsey & Co., Inc.                   3(a)

                   Friedman Billings Ramsey Investment Management, Inc.   3(e)

                   FBR Offshore Management, Inc.                          3(a)

                   Orkney Holdings, Inc.


Item 8.            Identification and Classification of Members of the Group:

                   Not Applicable



                               Page 9 of 10 Pages

Item 9.            Notice of Dissolution of Group:

                   Not Applicable


Item 10.           Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                   In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaims the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
Dated:   December 10, 1998
                                      By: /s/ EMANUEL J. FRIEDMAN
                                      ---------------------------------
                                      Name:  Emanuel J. Friedman
                                      Title: Chairman


Dated:   December 10, 1998            ORKNEY HOLDINGS, INC.
                                      By: /s/  KURT R. HARRINGTON
                                      ----------------------------------
                                      Name:  Kurt R. Harrington
                                      Title: President


Dated:   December 10, 1998             /s/ ERIC F. BILLINGS
                                      ----------------------------------
                                      Eric F. Billings


Dated:   December 10, 1998             /s/ EMANUEL J. FRIEDMAN
                                      ----------------------------------
                                      Emanuel J. Friedman


Dated:   December 10, 1998             /s/ W. RUSSELL RAMSEY
                                      ----------------------------------
                                      W. Russell Ramsey



                               Page 10 of 10 Pages